News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE ANNOUNCES APPOINTMENTS OF
JOSEPH T. LOWER AS CFO OF B/E AEROSPACE, INC. AND
MICHAEL F. SENFT AS CFO OF KLX INC.

WELLINGTON, FL, October 6, 2014 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services, announced today the appointments of Joseph T. Lower as Vice President and Chief Financial Officer of B/E Aerospace, Inc. and Michael F. Senft as Vice President, Chief Financial Officer and Treasurer of KLX Inc.  Mr. Lower will initially join B/E Aerospace as Vice President, Finance and be appointed Vice President and Chief Financial Officer upon the effectiveness of the separation of KLX Inc. from B/E Aerospace, Inc.

Mr. Lower most recently was Vice President of Business Development and Strategy for The Boeing Company, where he spent the last twelve years. In this role, Mr. Lower was responsible for the corporate strategy, mergers and acquisitions, and transaction integration departments within Boeing.  He worked closely with Boeing’s senior executive team and Boeing’s business units to assess, define and enable differentiated growth strategies.  He was also a member of the International and Finance leadership teams.  Prior to joining Boeing in 2002, among other finance positions, Mr. Lower spent 6 years with Credit Suisse in various investment banking roles including positions in Mergers and Acquisitions, and Corporate Finance.  Transactions completed included mergers, acquisitions, divestitures, public equity offerings, and high yield debt financings.  Mr. Lower received his M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University and his B.A. in Finance from the Indiana University School of Business.  Mr. Lower will be joining B/E Aerospace on November 1, 2014.

Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, commented, “I am pleased to welcome Joe as a member of our executive team who will be working directly with Werner Lieberherr and me.  Joe’s strong financial background and deep knowledge of the aerospace industry, having been with Boeing over the past 12 years, will serve Joe well in his new role at B/E Aerospace.”

Mr. Khoury, continued, “I am also pleased to welcome Mike Senft to KLX in his new role as CFO and Treasurer.”

Mr. Senft most recently was a Managing Director of Moelis & Company, where he provided strategic advisory services to clients in a variety of industries, including the Industrials, Metals and Mining, and Food sectors. He has been a member of the B/E Aerospace, Inc. Board of Directors since February 2012, a position he will cease to serve on the effective date of the separation of KLX Inc. from B/E Aerospace, Inc.  For more than twenty years, Mr. Senft has been a highly valued adviser to B/E Aerospace, having structured and placed or advised the Company on long-term capital transactions totaling over $4 billion and advised the Company on essentially all strategic acquisitions. Mr. Senft has over 30 years of experience as an investment banker, including prior roles as Global Head of Leveraged Finance at CIBC, and Global Co-Head of Leveraged Finance at Merrill Lynch.  Mr. Senft has served on the Board of Directors of Moly Mines Ltd., a development stage mining company publicly listed on the Australian and Toronto stock exchanges and he served on the Board of Directors of Del Monte Foods.  Mr. Senft holds a B.A. in Economics from Princeton University and an M.B.A. from the Stern School of Business at New York University.  Mr. Senft will be joining KLX today, October 6, 2014.

Mr. Khoury concluded, “I look forward to working closely with Joe and Werner Lieberherr at B/E Aerospace and with Mike and Tom McCaffrey at KLX.”

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this release are made only as of the date of this release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services. B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems. The Company also provides cabin interior reconfiguration, program management and certification services. The Company provides aerospace fasteners, consumables and logistics services as well as oilfield services and associated rental equipment. B/E Aerospace sells and supports its products through its own global direct sales and product support organization. For more information, visit the B/E Aerospace website at www.beaerospace.com.

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